SECOND AMENDMENT OF LEASE
THIS SECOND AMENDMENT OF LEASE, dated as of the 6th day of December, 2013 (this “Agreement”), made by and between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK, a religious corporation, having its office at 75 Varick Street, 2nd Floor, New York, New York 10013 (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation, having an address at 350 Hudson Street, New York, New York 10014 (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated as of October 19, 2012, as amended by letter agreement dated September 25, 2013 (as amended, the “Lease”), for certain premises on the 7th, 8th and 9th floors (the “Original Premises”) of the building known as 350 Hudson Street, New York, New York (the “Building”) for a term expiring on April 30, 2024; and
WHEREAS, Landlord and Tenant desire to amend the Lease to: (i) add certain additional premises to the Original Premises; and (ii) otherwise amend the provisions of the Lease, all on the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:
1.Defined Terms. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Lease.
2.    Additional Premises.
(a)    The entire sixth (6th) floor of the Building, substantially as shown hatched on the plan annexed hereto as Schedule A (the “Additional Premises”), is hereby added to and shall be considered a part of the Premises demised under the Lease, commencing on April 1, 2014 (the “Additional Premises Commencement Date”). For purposes of the initial Term of the Lease, Landlord and Tenant agree, without representation, that the Additional Premises contains 38,950 rentable square feet (28,434 usable square feet). The Term of the Lease with respect to the Additional Premises shall be coterminous with the Term of the Lease for the Original Premises.
(b)    Tenant shall lease the Additional Premises in its “as is” (but broom clean) condition as of the date of this Agreement, reasonable wear and tear and any damage from casualty between the date hereof and the Additional Premises Commencement Date excepted, it being understood that (x) Landlord shall not be obligated to perform any work to prepare the Additional Premises for Tenant’s occupancy, except that prior to the Additional Premises Commencement Date, Landlord shall (i) remove the internal staircase between the fifth and sixth floors of the Building and seal the slab between such floors in a manner which is structurally sound and in compliance with applicable Laws (or cause the existing tenant of the Additional Premises to do so) and

(ii) complete the work described in subparagraph (c) below, and (y) Landlord makes no representations, warranties or promises with respect to the Additional Premises. The foregoing is not intended to relieve Landlord from its ongoing maintenance, restoration and compliance with Law obligations set forth in the Lease. The provisions of Section 2.1(B)-(E) and Article 38 of the Lease, references to “Landlord’s Work” and Schedule I of the Lease shall be inapplicable for the Additional Premises. Landlord has delivered to Tenant a Form ACP-7 with respect to Landlord’s demolition of the Additional Premises evidencing that any ACM has been removed.
(c)    Prior to the Additional Premises Commencement Date, Landlord, at its expense, shall (i) flash-patch the floors in the Additional Premises, as necessary, (ii) remove all ceiling hangers in the Additional Premises and patch the ceiling, as necessary, (iii) scrape loose paint from the columns in the Additional Premises, and patch the same, as necessary, (iv) ensure that all windows in the Additional Premises are caulked and any missing mullion caps are replaced, as necessary, (v) replace or remove the damaged solar film in one window, and (vi) install a Building standard window on the north side of the Additional Premises outside of the mechanical equipment room where a louver presently exists.
3.    Additional Premises Improvement Allowance. In consideration of Tenant’s acceptance of the Additional Premises in its “as is” condition, Tenant shall be entitled to an allowance up to, but not in excess of, $1,655,375.00 (the “Additional Premises Improvement Allowance”), which shall be disbursed to Tenant in accordance with the conditions and procedures set forth in Section 6.5 of the Lease, provided that all references therein to (i) the “Premises” shall be deemed to refer to the “Additional Premises”, (ii) the “Tenant Improvement Allowance” shall be deemed to refer to the “Additional Premises Improvement Allowance” and (iii) the “Initial Alterations” shall be deemed to mean the Alterations performed by Tenant to prepare the Additional Premises for Tenant’s initial occupancy, provided that all references in Section 6.5 to the Restroom Work shall be inapplicable to the Additional Premises. In addition to the Additional Premises Improvement Allowance, Landlord shall reimburse Tenant for up to, but not in excess of, $300,000 for Tenant’s costs of purchasing and installing in the Additional Premises the AC Unit referred to in Section 9(a) hereof. Such allowance also shall be disbursed to Tenant in accordance with the conditions and procedures set forth in Section 6.5 of the Lease.
4.    Fixed Rent. Tenant shall continue to pay Fixed Rent for the Original Premises in accordance with the provisions of the Lease through and including the Expiration Date. In addition, from and after October 1, 2014 (the “Additional Premises Rent Commencement Date”), Tenant shall pay Fixed Rent with respect to the Additional Premises, along with the Operating Expense Payment, as set forth on Schedule B annexed hereto.
5.    Escalation Rent. Tenant shall continue to pay Tenant’s Share of any increases in Taxes with respect to the Original Premises in accordance with Article 3 of the Lease through and including the Expiration Date. In addition, from and after July 1, 2015, Tenant shall pay Tenant’s Share of any increases in Taxes with respect to the Additional Premises in accordance with Article 3 of the Lease, except that:

(a)    The term “Base Tax Factor” with respect to the Additional Premises shall mean the Taxes payable for the Tax Year commencing on July 1, 2014 and ending on June 30, 2015; and
(b)    The term “Tenant’s Share” with respect to the Additional Premises shall mean 12.53%.
6.    Electric Current. From and after the Additional Premises Commencement Date, Landlord shall furnish and Tenant shall pay for electric current supplied to the Additional Premises pursuant to the provisions of Article 4 of the Lease. In the event that any submeters are required to be installed in order to measure Tenant’s consumption of electricity in the Additional Premises, Landlord shall install such submeters at its cost and expense.
7.    Security Deposit. Upon the execution and delivery of this Agreement, Tenant shall deliver to Landlord an additional security deposit in the form of a Letter of Credit (or an amendment to the existing Letter of Credit) in the amount of $1,428,166.67 (the “Additional Security Deposit”) meeting the requirements of Article 35 of the Lease, which Landlord shall hold and disburse in accordance with Article 35 of the Lease. Provided that no monetary or material non-monetary Event of Default shall have occurred and then be continuing, in lieu of the reduction set forth in Section 35.6 of the Lease, Tenant may reduce the aggregate Security Deposit of $4,714,333.34, in the manner described in the last sentence of Section 35.6, to the amount of $3,535,750.00 on April 1, 2017.
8.    Broker. Landlord and Tenant each represents and warrants to the other party that it has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than Jones Lang LaSalle Americas LLC (the “Broker “). Landlord and Tenant each agrees to pay, hold harmless and indemnify the other party from and against any and all claims or other liability for any compensation, commissions or charges (including reasonable attorneys’ fees and disbursements) incurred by the indemnitee arising from a breach by the indemnitor of the foregoing representation and warranty. Landlord shall pay Broker a commission pursuant to separate agreement. The provisions of this Section 8 shall survive the expiration or sooner termination of this Agreement.
9.    AC Unit; Heat. (a)    For purposes of the Additional Premises, “AC Unit” shall mean one or more air-cooled air conditioning units to be purchased and installed by Tenant as part of the Alterations to prepare the Additional Premises for Tenant’s initial occupancy. Such AC Unit shall consist of one or more units providing at least 95 tons of cooling for the Additional Premises. The manufacturer and specifications of such AC Unit shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the provisions of Article 41 of the Lease, such AC Unit may not be installed in the Installation Area but shall be installed in the mechanical equipment room in the Additional Premises.
(b)    For the avoidance of doubt, Landlord shall furnish steam heating service to heat the Additional Premises in accordance with Section 28.1(D) of the Lease through pipe cast iron perimeter radiators.

10.    Option to Renew. Tenant’s Renewal Option under Article 42 of the Lease shall include the Additional Premises, except that (i) the reference in Section 42.1(A)(iii) to “two (2) full floors” shall be changed to “three (3) full floors” and (ii) if Tenant elects to exercise the Renewal Option for less than all of the Premises, the portion of the Premises subject to Tenant’s Renewal Notice must be comprised of the entire Original Premises.
11.    Contractors. In addition to the contractors listed in the last sentence of Section 6.1(D)(1) of the Lease, Tenant may use Rizzo Group LLP as its expediter with respect to the Initial Alterations.
12.    Parking. (a)    Subject to the following provisions and so long as no monetary or material, non-monetary Event of Default shall have occurred and be continuing, Landlord grants Tenant a license to use during the Term, at no charge, two parking spaces designated as spaces 1 and 2 in the loading dock area of the Building. Tenant shall only be permitted to park an automobile, minivan or sports utility vehicle in such parking spaces. Tenant may park its vehicles in the parking spaces 24 hours per day, seven days per week, provided that the owners of the vehicles may only access the loading dock area during Operating Hours and shall not have access to its vehicles at other times.
(b)    Tenant’s use of the parking spaces shall be at its own risk. Tenant shall comply with Landlord’s reasonable rules and regulations with respect to the loading dock, including with respect to access, egress and security procedures, provided that the foregoing is not intended to imply that Landlord is obligated to furnish any security with respect to such area. Tenant releases Landlord from any and all liability for personal or property damage in connection with Tenant’s use of the parking spaces, including by reason of theft or vandalism, Tenant agreeing to look (and to cause any employee using the parking spaces to look) to its own insurance for any such claims. The provisions of Article 33 of the Lease shall apply to Tenant’s use of the parking spaces. Tenant shall furnish Landlord with the license plate numbers, make and model of the automobile(s) or vehicles(s) permitted in such parking spaces and the names and telephone numbers of the owner(s) of such automobile(s) or other vehicle(s).
(c)    Landlord may terminate Tenant’s license of the parking spaces upon at least 30 days’ advance notice if Landlord sells or enters into a Superior Lease for the Building. The license described in this Section 12 is personal to Tenant named in this Lease, a successor entity under Section 15.3(B) of the Lease and an affiliate of Tenant, for use, in any of such cases, by an employee or owner of such entity.
13.    Ninth Floor Setback. (a) Tenant, at its expense, and subject to compliance with all applicable Requirements and the terms and conditions of the Lease governing Alterations, shall have the right to install aesthetic improvements (including plantings) on the ninth floor setback adjacent to the Terrace (which setback location is more particularly shown hatched on Schedule C annexed hereto, the “Setback”), provided, however, that Tenant shall not have the right to use or occupy (and shall not permit any Persons Within Tenant’s Control to use or occupy) the Setback at any time during the Term (except that Tenant may access the Setback for the installation and maintenance of approved Alterations and Tenant’s Property as expressly provided in this

Agreement). The Setback shall not be included in the rentable square footage of the Premises, and Tenant shall not be liable for Fixed Rent or Escalation Rent on account of the Setback.
(b)    Tenant’s design and construction of any improvements it wishes to install on the Setback shall be subject to all of the provisions of Article 6 of the Lease (including the submission for Landlord’s approval of plans and specifications depicting such construction and design), provided that Tenant shall not have the right to attach any improvements or other Alterations to the exterior walls of the Building. At the time Landlord approves Tenant’s plans and specifications for Tenant’s proposed improvements to the Setback, Landlord shall advise Tenant whether Landlord will require Tenant to remove such improvements at the end of the Term. If Landlord so advises Tenant that such improvements must be removed at the end of the Term, Tenant shall remove all of such improvements specified by Landlord and shall repair any damage to the Setback and the Building caused by such removal, and restore the surface of the Setback to its condition immediately preceding such improvements.
(c)    As part of the Alterations made to the Setback in accordance with Section 13(b) of this Agreement, but subject to Landlord’s right to designate certain areas of the Setback as the Installation Area under Article 41 of the Lease, Tenant, at its sole cost and expense, and in compliance with all applicable Requirements, may place planters and other personal property on the Setback and depicted in Schedule D, provided that (x) such items of Tenant’s Property shall not require structural reinforcement and shall not be heavier than the roofing system (or structural slab of the Setback) was designed to hold (unless Tenant, at its expense, installs appropriate structural reinforcement after first having obtained Landlord’s consent pursuant to Section 13(b) hereof), (y) the weight of such planters and other personal property shall have been approved by Landlord, which approval shall not be unreasonably withheld, provided that (I) no planters or other items of Tenant’s Property may be placed upon the exterior walls of the Building, and (II) the location of such planters and other items of Tenant’s Property shall not block the pathway across the roof of the Building required to be maintained for access by the Fire Department of the City of New York, and (z) Tenant shall maintain and repair all such planters and other items of Tenant’s Property in good and safe condition throughout the Term (including, without limitation, Tenant’s obligation to secure or remove all planters and other items of Tenant’s Property from the Setback during any inclement weather so as to prevent damage to the Building and/or injury to persons or property caused by unsecured items of Tenant’s Property on the Setback).
(d)    At all times during the Term, Landlord shall have access to the Setback to service any Building equipment thereon and otherwise, all in accordance with Article 16 of the Lease. Landlord may use up to twenty percent (20%) of the surface area of the Setback for such equipment in a location designated by Landlord. Landlord shall be responsible for any Building equipment installed on the Setback.
(e)    For the avoidance of doubt, (I) Landlord shall have no obligation to provide any services to the Setback or maintenance to Tenant’s Alterations thereon, or to clean the Setback or to remove the snow or ice therefrom; (II) Tenant shall not access the Setback during the Term, except as expressly permitted hereunder for the installation of approved Alterations and the placement, securing and removal of planters and other items of Tenant’s Property and for the maintenance of such approved Alterations and Tenant’s Property throughout the Term; (III) in no event shall Tenant be entitled to any abatement of Fixed Rent or Additional Rent under the Lease (x) due to any damage to the Setback or to any Alterations thereto or any Tenant’s Property thereon by fire or other casualty or any taking of the Setback (or any portion thereof) by condemnation or eminent domain, or (y) due to the fact that Tenant has agreed that it shall not use or occupy the Setback or permit any Persons Within Tenant’s Control to do so; (IV) the terms and conditions of Articles 12 and 33 of the Original Lease shall be fully applicable to the Setback; and (V) in no event shall Tenant be permitted to sublet the Setback (except in conjunction with as sublease of, and to a subtenant of, the entire Premises).
(f)    The foregoing provisions relating to the Setback are separate and apart from the provisions relating to Tenant’s use of the Terrace under Article 40 of the Lease, which remain unaffected and in full force and effect.
14.    Deletions; Ratification. The penultimate sentence of Section 28.1(B) of the Lease shall be inapplicable to the Additional Premises. Except as modified or superseded by the terms of this Agreement, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall remain in full force and effect.
15.    Signatures. This Agreement is offered for signature by Tenant and it is understood that this Agreement shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully-executed copy of this Agreement to Tenant.
16.    No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Landlord and Tenant.
17.    Counterparts; Electronic Signatures, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. The signature page of any counterpart of this Agreement may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart of this Agreement identical thereto except having an additional signature page executed by the other party(ies) to this Agreement attached thereto. An executed counterpart of this Agreement transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Agreement and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

LANDLORD:
THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK

By: /s/ Jason Pizer Jason Pizer Executive Vice President
By: /s/ Stacy Brandom Stacy Brandom Chief Financial Officer
By: /s/ James H. Cooper The Rev. Dr. James H. Cooper Rector

TENANT:
MEDIDATA SOLUTIONS, INC.

By: /s/ Cory Douglas Name: Cory Douglas Title: CFO

SCHEDULE B
FIXED RENT AND OPERATING EXPENSE PAYMENT

Lease Year	Annual Fixed Rent	Annual Operating Escalation	Total Annual Fixed Rent	Monthly Installment
1	$2,142,250	$ -	$2,142,250.00	$178,520.83
2	$2,142,250	$ 64,267.50	$2,206,517.50	$183,876.46
3	$2,142,250	$130,463.03	$2,272,713.03	$189,392.75
4	$2,142,250	$198,644.42	$2,340,894.42	$195,074.53
5	$2,142,250	$268,871.25	$2,411,121.25	$200,926.77
6	$2,142,250	$341,204.89	$2,483,454.89	$206,954.57
7	$2,142,250	$415,708.53	$2,557,958.53	$213,163.21
8	$2,142,250	$492,447.29	$2,634,697.29	$219,558.11
9	$2,142,250	$571,488.21	$2,713,738.21	$226,144.85
10	$2,142,250	$652,900.35	$2,795,150.35	$232,929.20

Each “Lease Year”, with the exception of the final Lease Year, shall be a twelve (12) consecutive calendar month period.
The first Lease Year shall commence on the Additional Premises Rent Commencement Date and shall end on the day immediately preceding the first anniversary of the such date. Each subsequent Lease Year shall be the next twelve (12) consecutive calendar month period or part thereof occurring within the Term of the Lease, provided that the last Lease Year shall end on the Fixed Expiration Date.